Exhibit 99.1

LTC Announces Closing of the Sale of $25 Million of 8% Series F Preferred Stock

    MALIBU, Calif.--(BUSINESS WIRE)--Feb. 27, 2004--LTC Properties, Inc. (NYSE:LTC) announced today the closing of the sale of 1 million shares of 8% Series F cumulative redeemable preferred stock (the "Series F Preferred Stock") in a registered direct placement. The Series F Preferred Stock was issued at $25 per share resulting in gross proceeds of $25 million, prior to expenses and fees.
    The Company stated that this is the second and final closing of a total of 4 million shares of the Series F Preferred Stock. The first closing of 3 million shares occurred on Monday, February 23, 2004 as previously announced by the Company.
    The Series F Preferred Stock has been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "LTC PrF." The NYSE has indicated that the Series F Preferred Stock is scheduled to commence trading on the NYSE at the opening of the market on Monday, March 1, 2004.
    The net proceeds from the sale of the 1 million shares along with approximately $25.5 million of the net proceeds from the sale of the 3 million shares will be used to redeem all of the outstanding shares of the Company's 9% Series B Preferred Stock. The Company announced the redemption of all of its 9.5% Series A Preferred Stock with $48.6 million of the net proceeds of the sale of the first 3 million shares. Net proceeds remaining after the redemption of the 9.5% Series A Preferred Stock and the 9% Series B Preferred Stock will be used for general corporate purposes.
    The Company is a self-administered real estate investment trust that invests primarily in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.

    This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

    CONTACT: LTC Properties, Inc.
             Andre C. Dimitriadis or Wendy L. Simpson, 805-981-8655